UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 29, 2018

KREIDO BIOFUELS, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-55909	20-3240178
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Flat F, 11/F, Power Industrial Building

9-15 Wo Heung Street

Fo Tan, Sha Tin N.T., Hong Kong

(Address of principal executive offices) (Zip Code)

+852 9107 7882
(Registrant’s telephone number, including area code)

3625 Cove Point Drive

Salt Lake City, Utah 84109

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.01 Changes in Control of Registrant

On June 5, 2018, Kreido Biofuels, Inc., a Nevada corporation (the “Company”), and its sole officer and director, G. Reed Petersen, entered into that certain Stock Purchase Agreement (the “Stock Purchase Agreement”), pursuant to which Mr. Petersen agreed to sell to certain purchasers an aggregate of 142,924,167 shares of common stock of the Company (the “Control Shares”), representing approximately 73% of the issued and outstanding stock of the Company, for aggregate cash consideration of $420,000 in accordance with the terms and conditions of the Stock Purchase Agreement. The Stock Purchase Agreement was included as Exhibit 10.1 to that Amendment No. 1 to Current Report on Form 8-K filed with the Securities and Exchange Commission on June 6, 2018.

The sale of the Control Shares consummated on June 29, 2018. As a result, the Purchasers hold a controlling interest in the Company and may unilaterally determine the election of the Board and other substantive matters requiring approval of the Company’s stockholders.

In connection with the sale of the Control Shares, G. Reed Petersen resigned from his positions as the sole executive officer and director of the Company, effective June 29, 2018. Mr. Petersen’s departure was not due to any dispute or disagreement with the Company on any matter related to the Company’s operations, policies or practices.

Concurrently, the Board of Directors appointed Wai Lim Wong to fill the vacancies created by Mr. Petersen’s resignation, and to serve as the Company’s sole Director, Chief Executive Officer, Chief Financial Officer and Secretary. Mr. Wong will serve until his successor(s) shall be duly elected or appointed, unless he resigns, is removed from office or is otherwise disqualified from serving as a director or officer of the Company.

Wai Lim Wong, age 46, has served as the Director and President of ABV Consulting Limited since June 2016. Mr. Wong served as the Sales & Marketing Manager at Keymax International Development Company Limited, a customer sourcing and management company focused in the money lending industry, since April 2014. Prior to joining Keymax International Development Company, Mr. Wong was an investor with Wing Fung Marine Products Limited, a seafood cultivation company based in China focused on abalones and prawns, from August 2009 to March 2014. Mr. Wong has had a broad range of sales and marketing experience for environmental products such as air purifying systems, cleaning products and energy saving products. From April 2007 to July 2009, he served as a project manager for Tomi Fuji Corporation Limited. Mr. Wong was a sales manager for Goash Health Products Company (China) from June 1990 to 2004. Mr. Wong brings to our board his deep and varied sales and marketing and general business experience.

Mr. Wong will not receive any compensation for his service on the Company’s Board of Directors nor as an officer of the Company. Mr. Wong does not have a direct family relationship with any of the Company’s directors or executive officers, or any person nominated or chosen by the Company to become a director or executive officer.

The information required pursuant to Instruction 8 of this Item 5.01 was previously disclosed in Amendment No. 4 to the Form 10 filed with the Securities and Exchange Commission on May 3, 2018.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

The disclosures set forth in Item 5.01 is hereby incorporated herein by reference.

Item 8.01 Other Events.

The disclosures set forth in Item 5.01 is hereby incorporated herein by reference.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Kreido Biofuels, Inc.

Date: July 3, 2018	By:	/s/ Wai Lim Wong
Wai Lim Wong
Chief Executive Officer

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